HEI Exhibit 99.2
PUBLIC UTILITIES COMMISSION
FOR IMMEDIATE RELEASE
July 15, 2016
PUC Votes to Not Approve the HECO Companies and NextEra Energy’s
Joint Application for Change of Control
HONOLULU - In a 2-0 decision, the Hawaii Public Utilities Commission ("PUC" or "Commission") today dismissed without prejudice the Hawaiian Electric Companies ("HECO Companies")1 and NextEra Energy’s ("NextEra") (collectively, the HECO Companies and NextEra are referred to as the "Applicants") Joint Application for the Change of Control ("Application" or "Change of Control"). Commissioner Thomas C. Gorak abstained from signing the Decision and Order.
In considering the record, the two standards of review are whether the Applicants have proved, by a preponderance of the evidence, that: (1) the Application is reasonable and in the public interest; and (2) the acquiring utility is fit, willing, and able to perform the service currently offered by the utility being acquired.
Based on its review of the record, the Commission concluded that while the Applicants demonstrated that NextEra is fit, willing, and able to perform the services currently offered by the HECO Companies, the Applicants failed to demonstrate that the Application is reasonable and in the public interest. In reaching this conclusion, the Commission focused on five fundamental areas of concern: (1) benefits to ratepayers; (2) risks to ratepayers; (3) Applicants’ clean energy commitments; (4) the proposed Change of Control’s effect on local governance; and (5) the proposed Change of Control’s effect on competition in local energy markets.
First, the Commission concluded that the benefits offered by Applicants are both inadequate and uncertain. The Applicants proposed a combination of rate credits, investment funds, and a rate case moratorium. Upon reviewing the record, the Commission concluded that each of these lacked sufficient assurances that they would translate into tangible, enforceable benefits to ratepayers. For example, both the proposed $60 million in rate credits and four-year rate case moratorium were conditioned on a number of events, some of which were vaguely defined. The Commission concluded that there was an unacceptable risk that ratepayers may not ultimately enjoy the entire $60 million in rate credits, if at all, and/or the projected benefits of a rate case moratorium. Similarly, Applicants maintained that the proposed Change of Control would result in approximately $1 billion in State-wide benefits. The Commission observed that these calculations were based on assumptions and/or unrealistic expectations about the future that were vigorously challenged in the proceeding. Additionally, Applicants had not offered any reliable means to track these estimated benefits to determine whether or not they actually occurred, nor did they propose an enforcement or penalty mechanism, in the event that such benefits did not result.
Second, the Commission concluded that Applicants had not offered sufficient protection to the HECO Companies, and their ratepayers, to offset the risks presented by NextEra’s complex corporate structure. Unlike the HECO Companies, NextEra is a large corporate family, with hundreds of affiliates and subsidiaries. While the Commission believed that its existing regulatory power would offer ratepayers some protection, primarily through preventing various types of cost-recovery by NextEra, it expressed serious concern over the risk posed by the potential bankruptcy of NextEra and/or one of its many subsidiaries or affiliates. In order to avoid consolidation into a bankruptcy estate, legal protections known as ring-fencing measures are used to protect a specific corporate entity, such as the HECO Companies, from the bankruptcy-related issues of a related corporate entity, such as NextEra and its affiliates. The Commission concluded that the "ring-fencing" measures proposed by the Applicants would not adequately insulate the HECO Companies, and their ratepayers, from the risks posed by a NextEra-related bankruptcy.

Third, with respect to the State’s clean energy goals, the Commission concluded that notwithstanding NextEra’s extensive management capabilities, experience, and finances, Applicants had failed to put forth near-term commitments for specific action tailored to Hawaii’s unique circumstances and clean energy goals. Rather, Applicants’ commitments were in the nature of providing "best efforts" and maintaining existing practices and standards. Additionally, the Commission noted Applicants’ lack of specific commitments relating to Distributed Energy Resources ("DER"), which runs contrary to Hawaii’s status as a national leader in integrating high levels of distributed solar photovoltaic systems. Accordingly, while possessing potential to accelerate the State’s clean energy goals, the Commission concluded that Applicants’ proposed commitments in this area were simply too broad and vague to be consistent with the public interest.
Fourth, the Commission concluded that while local regulatory control would not be diminished, Applicants had failed to adequately demonstrate how the proposed Change of Control would affect local governance. In particular, Applicants had failed to provide corporate governance documents that would allow the Commission to sufficiently analyze the roles, functions, and limitations of NextEra’s proposed local intermediary holding companies, Hawaiian Electric Holdings ("HEH") and Hawaiian Electric Utility Holdings ("HEUH"), and the HECO Companies. Consequently, Applicants did not provide any details to reassure the Commission that the local interests of Hawaii would not suffer as a result of this change in corporate structure.
Fifth, the Commission concluded that Applicants had not adequately demonstrated that competition would be preserved if the Change of Control was approved. Given the increased complexity that would result from the HECO Companies joining a large corporate family with extensive affiliates and subsidiaries, of which many are involved in the same energy markets, the Commission concluded that additional safeguards would be necessary. In this regard, the Commission concluded that Applicants had failed to meet their burden, as they did not provide for an immediate revision to the competitive rules governing solicitation of projects, nor did they sufficiently take into account the commercial appetites of many of the companies with whom the HECO Companies would now be affiliated.
Finally, in dismissing the Application, the Commission emphasized that it is not precluding the HECO Companies from seeking another partner, or from renewing discussions with NextEra. As part of its decision, the Commission included a section that provides guidance on key elements that should serve as the foundation for any future applications seeking a change of control of the HECO Companies.
Commissioner Gorak expressed his full support for this Decision and Order’s findings and conclusions. In abstaining, he believes that the focus should be on the substance of the Decision and Order, as well as the HECO Companies’ path toward achieving the State’s renewable energy goals, and not on the concerns raised by some regarding his participation in the decision. Since the Decision and Order has the support of the other two commissioners, his vote was not necessary.
The complete Decision and Order, as well as links to the docket record, may be found on the Commission’s website at: http://puc.hawaii.gov/.
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Media Contact:
Delmond J.H. Won
Executive Officer
(808) 586-2020
puc@hawaii.gov
http://puc.hawaii.gov/

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1 The HECO Companies are comprised of Hawaiian Electric Company, Inc. (HECO), serving the island of Oahu; Maui Electric Company, Limited (MECO), serving the islands of Maui, Lanai and Molokai; and Hawaii Electric Light Company, Inc. (HELCO), serving Hawaii Island.